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                                   EXHIBIT 11
                           STATEMENT RE COMPUTATION OF
                               PER SHARE EARNINGS

Set forth below are computations, on a basic and diluted basis in accordance with subparagraph (b)(11) of Item 601 of Regulation S-K of the Securities and Exchange Commission, of earnings per share of the Company's common stock for the three months ended December 31, 1997 and 1996, respectively (in thousands, except per share data):


                                                 THREE MONTHS ENDED
                                                    DECEMBER 31,
                                                --------------------
                                                  1997        1996
                                                -------      -------
Basic:
Net income                                      $ 4,637      $ 3,563
Weighted average common shares outstanding       18,513       15,768
Basic earnings per share                        $  0.25      $  0.23

Diluted:
Net income                                      $ 4,637      $ 3,563
Weighted average common and common
   equivalent shares outstanding                 22,234       19,203
Diluted earnings per share                      $  0.21      $  0.19

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